EXHIBIT 99.1

ICO, Inc. Announces Record Financial Results for
Fourth Quarter Ended September 30, 2007

HOUSTON, TEXAS, December 6, 2007 – ICO, Inc. (NASDAQ: ICOC), global producer of custom polymer powders and plastic film concentrates, today announced its results for the year ended September 30, 2007 and the fourth quarter ended September 30, 2007.

Fourth Quarter Highlights

•	Record quarterly revenues of $123.6 million, an increase of $36.3 million or 42% from the prior year
•	Volume growth of 12% compared to the fourth quarter of fiscal 2006
•	Record quarterly operating income of $9.7 million, up 75% year-over-year
•	Income per share from continuing operations of $.22 fully diluted
•	Outlook remains positive

Fourth Quarter 2007 vs. Fourth Quarter 2006

Revenues increased $36.3 million or 42%, compared to the same quarter in the prior year, to $123.6 million.  An increase in volumes sold of 12% led to an increase in revenues of $18.0 million, or 50% of the revenue increase.  Volume improvements were driven by growth in Asia Pacific and Europe, where market demand has increased, as well as Bayshore Industrial, our North American compounding operation.  Increases in average selling prices primarily caused by changes in product sales mix caused revenues to increase $12.8 million.  In addition, stronger foreign currencies compared to the U.S. Dollar increased revenues by $5.5 million.

The growth in revenues led to an increase in gross profit of $5.3 million over the same quarter in fiscal 2006, or 33%, to $21.4 million for the three months ended September 30, 2007.  Gross margins declined from 18.4% to 17.3% due to a change in product and service sales mix.  Sales, general and administrative expenses (“SG&A”) increased $1.6 million due to higher employee compensation and benefit costs and the effect of stronger foreign currencies.  As a percentage of revenues, SG&A dropped to 8.3% from 9.9%, primarily due to the change in product and service sales mix.  Operating income for the quarter was $9.7 million, an increase of $4.2 million or 75%.  Operating income margins improved to 7.8%, compared to 6.3% last year.  Income from continuing operations increased $2.8 million (85%) to $6.0 million, or $.22 per fully diluted share, as a result of the improved operating income.

The quarter included $0.3 million of income included in impairment, restructuring and other costs on the face of the income statement.  This amount included $0.9 million for a gain relating to insurance proceeds to be received for the fire damage sustained by our operation in New Jersey.  This gain was partially offset by long-term asset impairments primarily related to certain equipment in Australia.

Fourth Quarter 2007 vs. Third Quarter 2007

Compared to the third quarter of fiscal 2007, revenues increased $10.2 million, or 9% largely due to a change in product mix.  Also contributing to the revenue growth was a 5% sequential increase in sales and service volumes.  The growth in volumes increased revenues by $2.0 million.  A change in product and service sales mix increased revenues by $7.4 million, and the effect of stronger foreign currencies increased revenues by $0.8 million.  The revenue increase led to an increase in gross profit of $0.8 million.

Similar to the year-over-year quarterly comparison, the sequential gross profit increase partially offset by higher SG&A expenses led to an increase in operating income of $0.7 million or 8%.  As a result of the higher operating income in the fourth quarter, income from continuing operations increased $0.4 million or 7% to $6.0 million.

“We just completed another record-setting quarter,” stated the Company’s President and CEO, Mr. A. John Knapp, Jr., “driven by broad based profitability improvements as fourth quarter operating income for all of our business segments improved year-over-year.  While we will see usual seasonal weakness in our next fiscal quarter, we expect that we will continue to see very satisfactory year-over-year revenue and diluted earnings per share growth in the quarter ended December 31, 2007.”

Balance Sheet and Liquidity

Our balance sheet remains in very good condition to support the continued growth of the Company.  Available credit under committed credit facilities increased $15.1 million during the fourth quarter to $70.6 million.  The strong earnings and a weaker U.S. Dollar increased stockholders’ equity by $6.7 million during the quarter to $91.0 million as of September 30, 2007.  Capital expenditures were $4.0 million during the fourth quarter and $11.6 million for fiscal year 2007.

Conference Call on the Web

A live Internet broadcast of ICO, Inc.’s conference call regarding fiscal 2007 fourth quarter results can be accessed at 10:00 a.m. Central Standard Time on Friday, December 7, 2007 at http://www.videonewswire.com/event.asp?id=44058, where the webcast replay will be accessible for thirty days.  The webcast replay will also be accessible on the Company’s website at www.icopolymers.com for a period of twelve months.  (Minimum requirements to listen to the broadcast are:  The Windows Media Player software, downloadable free from
http://www.microsoft.com/windows/windowsmedia/player/download/download.aspx and at least a 28.8Kbps connection to the Internet.)

Investors are invited to participate in the conference by dialing 847-413-3238, passcode 19572900.  A replay of the conference call will be available by dialing 630-652-3044, passcode 19572900.

About ICO, Inc.

With 19 locations in 10 countries, ICO Polymers produces custom polymer powders for rotational molding and other polymer related businesses, such as the textile, metal coating and masterbatch markets. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry.  Additional information about ICO, Inc. can be found on the Company’s website at www.icopolymers.com.   Contact:  CFO – Jon C. Biro at 713-351-4100.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, restrictions imposed by the Company’s outstanding indebtedness, changes in the cost and availability of polymers, demand for the Company's services and products, business cycles and other industry conditions, the Company’s lack of asset diversification, international risks, operational risks, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2006 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

ICO, Inc.
Consolidated Statement of Operations
(Unaudited and in thousands, except per share data and percentages)

	Three Months Ended			Twelve Months Ended
	September 30,		June 30,	September 30,
	2007	2006	2007	2007	2006
Product Sales	$113,901	$77,829	$102,963	$379,344	$289,163
Toll Services	9,658	9,402	10,415	38,573	35,168
Total Revenues	123,559	87,231	113,378	417,917	324,331
Cost of sales and services (exclusive of depreciation shown
separately below)	102,195	71,193	92,836	344,171	261,228
Gross Profit (1)	21,364	16,038	20,542	73,746	63,103
Selling, general and administrative expense	10,236	8,621	9,727	37,676	34,284
Depreciation and amortization	1,785	1,885	1,855	7,251	7,386
Impairment, restructuring and other costs (income)	(343)	-	-	(997)	118
Operating income	9,686	5,532	8,960	29,816	21,315
Other income (expense):
Interest expense, net	(926)	(490)	(799)	(3,227)	(2,091)
Other income (expense)	181	(238)	(129)	(115)	75
Income from continuing operations before income taxes	8,941	4,804	8,032	26,474	19,299
Provision for income taxes	2,893	1,529	2,400	6,712	5,836
Income from continuing operations	6,048	3,275	5,632	19,762	13,463
Income (loss) from discontinued operations, net of income taxes	(65)	(1,407)	(18)	1,356	(1,459)
Net income	$5,983	$1,868	$5,614	$21,118	$12,004
Preferred Stock dividends	(82)	(544)	(82)	(554)	(2,176)
Net gain on redemption of Preferred Stock	-	-	-	6,023	-
Net income applicable to Common Stock	$5,901	$1,324	$5,532	$26,587	$9,828

Basic income from continuing operations per common share	$0.23	$0.11	$0.21	$0.97	$0.44
Basic net income per common share	$0.22	$0.05	$0.21	$1.02	$0.38

Diluted income from continuing operations per common share	$0.22	$0.10	$0.20	$0.71	$0.43
Diluted net income per common share	$0.21	$0.05	$0.20	$0.76	$0.37

Gross Margin (2)	17.3%	18.4%	18.1%	17.6%	19.5%

(1) Calculated as Total Revenues minus Cost of Sales and Services, exclusive of Depreciation Expense.
(2) Calculated as Gross Profit divided by Total Revenues.

ICO, Inc.
Consolidated Balance Sheet
(Unaudited and in thousands, except share data and ratios)

	September 30,	September 30,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$8,561	$17,427
Trade receivables	95,142	67,742
Inventories	60,420	41,961
Deferred income taxes	1,778	2,195
Prepaid and other current assets	9,924	6,775
Total current assets	175,825	136,100

Property, plant and equipment, net	57,396	50,884
Goodwill	9,228	8,585
Other assets	3,768	2,392
Total assets	$246,217	$197,961

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings under credit facilities	$16,133	$17,214
Current portion of long-term debt	11,611	4,696
Accounts payable	66,906	35,809
Accrued salaries and wages	7,313	5,360
Income taxes payable	2,368	4,188
Other current liabilities	13,636	11,332
Total current liabilities	117,967	78,599

Long-term debt, net of current portion	29,605	21,559
Deferred income taxes	4,820	4,210
Other long-term liabilities	2,783	1,876
Total liabilities	155,175	106,244

Commitments and contingencies	-	-
Stockholders' equity:
Convertible exchangeable preferred stock, without par value-
345,000 shares authorized; 46,381 and 322,500 shares issued and outstanding, respectively, with a liquidation preference of $5,812 and
$40,410, respectively	2	13
Undesignated preferred stock, without par value-
155,000 shares authorized; No shares issued and outstanding	-	-
Common stock, without par value- 50,000,000 shares
authorized; 26,709,370 and 25,792,168 shares issued
and outstanding, respectively	47,659	45,087
Additional paid-in capital	74,920	104,844
Accumulated other comprehensive income (loss)	5,416	(154)
Accumulated deficit	(36,955)	(58,073)
Total stockholders' equity	91,042	91,717
Total liabilities and stockholders' equity	$246,217	$197,961

OTHER BALANCE SHEET DATA
Working capital	$57,858	$57,501
Current ratio	1.5	1.7
Total debt	$57,349	$43,469
Debt-to-capitalization	38.6%	32.2%

ICO, Inc.
Supplemental Segment Information
 (Unaudited and in thousands, except percentages)

Revenues
Three Months Ended September 30:	2007	% of Total	2006	% of Total	Change	%
ICO Europe	$45,957	37%	$34,210	39%	$11,747	34%
ICO Asia Pacific	25,166	20%	13,291	15%	11,875	89%
ICO Polymers North America	9,891	8%	11,755	14%	(1,864)	(16%	)
ICO Brazil	3,650	3%	2,407	3%	1,243	52%
Total ICO Polymers	84,664	68%	61,663	71%	23,001	37%
Bayshore Industrial	38,895	32%	25,568	29%	13,327	52%
Consolidated	$123,559	100%	$87,231	100%	$36,328	42%

Fiscal Year Ended September 30:	2007	% of Total	2006	% of Total	Change	%
ICO Europe	$170,135	41%	$129,372	40%	$40,763	32%
ICO Asia Pacific	84,790	20%	47,819	15%	36,971	77%
ICO Polymers North America	41,377	10%	44,834	14%	(3,457)	(8%	)
ICO Brazil	13,255	3%	9,301	3%	3,954	43%
Total ICO Polymers	309,557	74%	231,326	72%	78,231	34%
Bayshore Industrial	108,360	26%	93,005	28%	15,355	17%
Consolidated	$417,917	100%	$324,331	100%	$93,586	29%

Operating income (loss)
Three Months Ended September 30:	2007	2006	Change	%
ICO Europe	$2,449	$1,090	$1,359	125%
ICO Asia Pacific	1,753	712	1,041	146%
ICO Polymers North America	1,709	1,320	389	29%
ICO Brazil	34	(9)	43	NM
Total ICO Polymers	5,945	3,113	2,832	91%
Bayshore Industrial	5,716	3,964	1,752	44%
Total Operations	11,661	7,077	4,584	65%
General Corporate Expense	(1,747)	(1,327)	(420)	32%
Unallocated stock option compensation	(228)	(218)	(10)	5%
Consolidated	$9,686	$5,532	$4,154	75%

Fiscal Year Ended September 30:	2007	2006	Change	%
ICO Europe	$9,008	$6,021	$2,987	50%
ICO Asia Pacific	5,914	2,412	3,502	145%
ICO Polymers North America	6,022	5,037	985	20%
ICO Brazil	301	(459)	760	NM
Total ICO Polymers	21,245	13,011	8,234	63%
Bayshore Industrial	15,358	14,843	515	3%
Total Operations	36,603	27,854	8,749	31%
General Corporate Expense	(6,117)	(5,682)	(435)	8%
Unallocated stock option compensation	(670)	(857)	187	(22%	)
Consolidated	$29,816	$21,315	$8,501	40%

Operating income (loss) as a percentage of revenues	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2007	2006	Change		2007	2006		Change
ICO Europe	5%	3%	2%		5%	5%		0%
ICO Asia Pacific	7%	5%	2%		7%	5%		2%
ICO Polymers North America	17%	11%	6%		15%	11%		4%
ICO Brazil	1%	0%	1%		2%	(5%	)	7%
Total ICO Polymers	7%	5%	2%		7%	6%		1%
Bayshore Industrial	15%	16%	(1%	)	14%	16%		(2%	)
Consolidated	8%	6%	2%		7%	7%		0%

NM = Not meaningful

ICO, Inc.
Supplemental Segment Information (cont'd.)
 (Unaudited and in thousands, except percentages)

Revenues
	Three Months Ended
	September 30,		June 30,
	2007	% of Total	2007	% of Total	Change	%
ICO Europe	$45,957	37%	$47,797	42%	$(1,840)	(4%	)
ICO Asia Pacific	25,166	20%	25,528	22%	(362)	(1%	)
ICO Polymers North America	9,891	8%	11,083	10%	(1,192)	(11%	)
ICO Brazil	3,650	3%	3,286	3%	364	11%
Total ICO Polymers	84,664	68%	87,694	77%	(3,030)	(3%	)
Bayshore Industrial	38,895	32%	25,684	23%	13,211	51%
Consolidated	$123,559	100%	$113,378	100%	$10,181	9%

Operating income (loss)
	Three Months Ended
	September 30,	June 30,
	2007	2007	Change	%
ICO Europe	$2,449	$3,376	$(927)	(27%	)
ICO Asia Pacific	1,753	2,315	(562)	(24%	)
ICO Polymers North America	1,709	1,553	156	10%
ICO Brazil	34	63	(29)	(46%	)
Total ICO Polymers	5,945	7,307	(1,362)	(19%	)
Bayshore Industrial	5,716	3,329	2,387	72%
Total Operations	11,661	10,636	1,025	10%
General Corporate Expense	(1,747)	(1,511)	(236)	16%
Unallocated stock option compensation	(228)	(165)	(63)	38%
Consolidated	$9,686	$8,960	$726	8%

Operating income (loss) as a percentage of revenues	Three Months Ended
	September 30,	June 30,
	2007	2007	Change
ICO Europe	5%	7%	(2%	)
ICO Asia Pacific	7%	9%	(2%	)
ICO Polymers North America	17%	14%	3%
ICO Brazil	1%	2%	(1%	)
Total ICO Polymers	7%	8%	(1%	)
Bayshore Industrial	15%	13%	2%
Consolidated	8%	8%	0%